Exhibit 10.17
AMENDED AND RESTATED
SPLIT-DOLLAR AGREEMENT
(Endorsement Method)

THIS AMENDED AND RESTATED SPLIT-DOLLAR AGREEMENT (this “Amended and Restated Agreement”) by and between Lithia Motors, Inc., an Oregon corporation (“Lithia”), and Sidney B. DeBoer (“Employee”), is dated effective January 1, 2013.

Recitals

A.
Until October 24, 2012 (the “Conversion Date”), Lithia owned life insurance Policy Number 56740061 (the “Hancock Policy”) issued by Manufacturers Life Insurance Company (U.S.A.) (the “Insurer”), on the life of Employee with a face amount of $37,276,000.

B.
Lithia and Employee are parties to (i) the Split-Dollar Agreement dated effective November 7, 2006 (the “November 2006 Hancock Agreement”), which grants Employee the right to designate a beneficiary of the Hancock Policy in an amount equal to $7,000,000, and under which Employee is required to pay to Lithia pro-rata premiums in the amounts specified in the November 2006 Hancock Agreement; and (ii) the Split-Dollar Agreement dated effective January 28, 2009 (the “January 2009 Hancock Agreement”), which grants Employee the right to designate a beneficiary of the Hancock Policy in an amount equal to $6,000,000, and under which Employee is required to pay Lithia pro-rata premiums in the amounts specified in the January 2009 Hancock Agreement.

C.
Lithia is the owner of life insurance Policy Number 18-103-860 issued by The Northwestern Mutual Life Insurance Company (the “Northwestern Mutual Policy”), which provides a $12,000,000 death benefit on the life of Employee, and Employee and Lithia are parties to the Spit-Dollar Insurance Agreement (Endorsement Method) effective December 20, 2007 (the “NWM Split-Dollar Agreement”), under which Employee has right to designate the beneficiary of the Northwestern Mutual Policy in an amount equal to the death benefit minus the greater of Lithia’s cumulative premiums paid or the policy cash value as of Employee’s death.

D.
Effective as of the Conversion Date, the Hancock Policy was converted (the “Conversion”) into 10 new policies with a face value of $3.7276 million each (each, a “New Policy”), and Employee no longer designated any beneficiary of the Hancock Policy.

E.
Employee desires to swap (the “Swap”) his coverage under the Northwestern Mutual Policy with coverage under four of the New Policies, which have the following policy numbers (each, an “Employee Policy”): 93027940; 93027932; 93027949; and 93027971.

F.	Employee and Lithia desire to amend and restate the November 2006 Hancock Agreement and the January 2009 Hancock Agreement and to terminate the NWM Split-Dollar Agreement.

In consideration of the premises and of the mutual promises contained herein, the parties agree as follows:

Agreement

1.	Amended and Restated Agreement. This Amended and Restated Agreement replaces each of the November 2006 Hancock Agreement and the January 2009 Hancock Agreement.

2.
Termination of NWM Split-Dollar Agreement. The NWM Split-Dollar Agreement is terminated effective immediately. Employee irrevocably waives Employee’s right to purchase the Northwestern Mutual Policy from Lithia.

3.
Ownership of New Policies. Lithia is the sole and absolute owner of each of the New Policies, and Lithia may exercise all ownership rights granted to the owner thereof by the terms of each New Policy, except as otherwise provided herein.

4.
Employee’s Right to Designate Beneficiaries. Employee may designate the beneficiary or beneficiaries of the death benefit of each of the Employee Policies, minus the greater of Lithia’s cumulative premiums paid or the policy cash value as of Employee’s death, by specifying the beneficiary or beneficiaries in a written notice to Lithia. Upon receipt of such notice, Lithia shall execute and deliver to the Insurer the form necessary to designate the requested persons as the beneficiaries of the Employee Policies. Lithia shall have the right, in its sole discretion, to designate the beneficiary or beneficiaries of each of the six New Policies that are not Employee Policies.

5.
Endorsements. Within a reasonable time following the Conversion, Lithia shall execute endorsements for the benefit of the Employee, endorsing the right to name beneficiaries of the Employee Policies death benefit as provided under this Agreement (each an “Endorsement”). Except as otherwise provided in this Amended and Restated Agreement, each Endorsement shall not be terminated, altered or amended by Lithia without the express written consent of the Employee. The parties hereto agree to take all action necessary to cause all Endorsements to conform to the provisions of this Agreement.

6.	Premium Payment. Lithia shall pay the entire premium on each of the New Policies as each premium becomes due.

7.
Limitation on Lithia’s Rights in Employee Policies. Except as otherwise provided herein, Lithia shall not sell, assign, transfer, surrender or cancel the Employee Policies, nor change the beneficiary designation provisions thereof, without, in any such case, the express written consent of the Employee.

8.	Termination; Right to Purchase Employee Policies.

(a)
This Amended and Restated Agreement shall terminate upon the earlier to occur of (i) Employee’s death or (ii) 181 days after the Employment Termination Date. The “Employment Termination Date” is the date that Employee’s employment with Lithia is terminated for any reason other than Employee’s death. In addition, Employee may terminate this Amended and Restated Agreement, with or without the consent of Lithia, by giving notice of termination in writing to Lithia.

(b)
If Employee’s employment with Lithia is terminated for any reason other than Employee’s death, effective immediately Employee shall have the right to purchase each Employee Policy from Lithia as provided in this Section 8(b) (the “Purchase Option”). The Purchase Option shall remain open for 180 days after the Employment Termination Date, at which time the Purchase Option shall terminate. The purchase price of each Employee Policy shall be the sum of such policy’s interpolated terminal reserve and any unearned premiums, plus a pro-rata portion of dividends expected to be paid for that policy year, minus any policy and premium loans and any other indebtedness secured by the policy.

9.
Collection of Death Proceeds. Upon the death of the Employee, Lithia shall promptly take all action necessary to obtain the death benefit provided under the Employee Policies. When such benefit has been collected and paid as provided herein, this Agreement shall thereupon terminate.

10.
Insurer Not a Party. The Insurer shall be fully discharged from its obligations under each Employee Policy by payment of such policy’s death benefit to the beneficiary or beneficiaries named in the policy, subject to the terms and conditions of the policy. In no event shall the Insurer be considered a party to this Agreement, or any modification or amendment hereof, and none of the provisions herein shall in any way be construed as enlarging, changing, varying or in any other way affecting the obligations of the Insurer as expressly provided in any Employee Policy, except insofar as the provisions hereof are made a part of any Employee Policy by the beneficiary designation executed by Lithia and filed with the Insurer in connection herewith.

11.
Assignment by Employee. Notwithstanding any provision hereof to the contrary, the Employee shall have the right to absolutely and irrevocably assign by gift all of the Employee’s right, title and interest in and to this Amended and Restated Agreement and under any Endorsement to an Employee Policy to an assignee. The Employee may exercise this right by executing a written document in the form used by the Insurer for irrevocable gifts, and delivering this form to Lithia. Upon receipt of such form, executed by the Employee and duly accepted by the assignee thereof, Lithia shall consent thereto in writing, and shall thereafter treat the Employee’s assignee as the sole owner of all of the Employee’s right, title and interest in and to this Amended and Restated Agreement and in and to any applicable Endorsement to an Employee Policy. Thereafter, the Employee shall have no right, title or interest in and to this Agreement or any applicable Endorsement, all such rights being vested in and exercisable only by such assignee.

12.	Named Fiduciary, Claims Procedure and Administration.

(a)
Named Fiduciary. Lithia is hereby designated as the named fiduciary under this Amended and Restated Agreement. The named fiduciary shall have authority to control and manage the operation and administration of this Amended and Restated Agreement, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Amended and Restated Agreement.

(b)
Claim Procedure. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Amended and Restated Agreement (hereinafter referred to as a “Claimant”) may file a written request for such benefit with Lithia, setting forth his or her claim. The request must be addressed to the President, Chief Financial Officer, or Associate General Counsel of Lithia at its then principal place of business.

(c)
Claim Decision. Upon receipt of a claim, Lithia shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. Lithia may, however, extend the reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, Lithia shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth: (i) the specific reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Amended and Restated Agreement on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under Section 12(d) hereof and for review under Section 12(e) hereof.

(d)
Request for Review. Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of Lithia review the determination of Lithia. Such request must be addressed to the Secretary of Lithia, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Secretary. If the Claimant does not request a review of Lithia’s determination by the Secretary of Lithia within such 60 day period, he or she shall be barred and estopped from challenging Lithia’s determination.

(e)
Review of Decision. Within 60 days after the Secretary’s receipt of a request for review, he or she will review Lithia’s determination. After considering all materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Amended and Restated Agreement on which the decision is based. If special circumstances require that the 60 day time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

13.
Economic Benefit Tax Treatment. This Amended and Restated Agreement shall be interpreted and enforced to comply with the split dollar final regulations so that it is treated as an economic benefit transaction for tax purposes in which, at all times, the only economic benefit to Employee shall be the value of the current life insurance protection attributable to naming one or more beneficiaries under the Employee Policies.  Employee shall not have any current access to any Employee Policy’s cash values within the meaning of the split dollar final regulations or any other economic benefit other than the cost of current life insurance protection.

14.
Amendment. This Amended and Restated Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

15.
Binding Effect. This Amended and Restated Agreement shall be binding upon and inure to the benefit of Lithia and its successors and assigns, and upon the Employee, the Employee’s successors, assigns, heirs, executors, administrators and beneficiaries.

16.
Notices. Any notice, consent or demand required or permitted to be given under the provisions of this Amended and Restated Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of Lithia. The date of such mailing shall be deemed the date of notice, consent or demand.

17.	Governing Law. This Amended and Restated Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Oregon.

18.
Effect of Termination; Survival. If any party terminates this Amended and Restated Agreement pursuant to Section 8 hereof, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party; provided, however, that any provision that by its terms is intended to survive termination of this Amended and Restated Agreement, including, without limitation, Sections 2, 14, 15, 16, 17 and 18 hereof, shall survive termination of this Amended and Restated Agreement.

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The parties have executed this Amended and Restated Agreement as of the day and year first above written.

CORPORATION:	EMPLOYEE:

Lithia Motors, Inc.
Sidney B. DeBoer
By:
Name:
Title: